Exhibit 6

Cumulus Media Inc.
3280 Peachtree Road, N.W.
Suite 2300
Atlanta, GA 30305

Ladies and Gentlemen:

In connection with that certain Exchange Agreement (the “Exchange Agreement”) by and among Cumulus Media, Inc., a Delaware corporation (“CMI”), the sellers listed thereto and Sellers’ Representative, dated January 31, 2011 (any capitalized terms not defined herein shall have their respective meanings set forth in the Exchange Agreement), the undersigned hereby agrees (this “Lock-Up Agreement”) that, during the period commencing at the Closing and ending on the date that is nine (9) months after the Closing Date (the “Lock-Up Period”), the undersigned will not, without the prior written approval of CMI, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by merger, operation of law or otherwise) or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, distribution, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, operation of law or otherwise), any shares of CMI Common Stock received by the undersigned pursuant to the Exchange, or any equity securities of CMI into which such shares of CMI Common Stock may be reclassified or converted (collectively, the “Lock-Up Securities”).  The foregoing restrictions are also expressly intended to preclude the undersigned from engaging in any hedging transaction or other transaction which is designed to, or reasonably expected to lead to, or result in a transfer, during the Lock-Up Period of the Lock-Up Securities.

Notwithstanding the foregoing, the undersigned may transfer such shares of CMI Common Stock (a) to affiliates of the undersigned or any investment fund or other entity controlled or managed by the undersigned or any affiliate of the undersigned; provided that the transferee agrees in writing with CMI to be bound by the terms of this Lock-Up Agreement (b) to CMI or other persons approved by CMI; provided that the transferee (if other than CMI) agrees in writing with CMI to be bound by the terms of this Lock-Up Agreement or (c) pursuant to any merger, tender offer or exchange offer involving CMI, or other business combination, acquisition of assets or similar transaction or change of control of CMI, pursuant to which the securities would be acquired or received by CMI or any other Person; provided that a majority of the disinterested members of the Board of Directors of CMI has approved such transaction or proposed transaction and, if CMI stockholder approval is required, recommended it to the stockholders of CMI (and has not withdrawn such recommendation).

Any transfer in violation of this agreement shall be null and void. The undersigned further confirms that the agreements of the undersigned are irrevocable and shall be binding upon the undersigned’s successors and assigns.  The undersigned agrees and consents to the entry of stop transfer instructions with CMI’s transfer agent, during the Lock-Up Period, against the transfer of the Lock-Up Securities except in compliance with this Lock-Up Agreement. This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

BLACKSTONE FC COMMUNICATIONS PARTNERS L.P.

By:  BCMA FCC L.L.C., its general partner

By:  /s/ Stephen A. Schwarzman
    Name:   Stephen A. Schwarzman
    Title: Founding Member

BLACKSTONE FC CAPITAL PARTNERS IV L.P.

By:  BMA IV FCC L.L.C., its general partner

By:      /s/ Stephen A. Schwarzman
    Name:  Stephen A. Schwarzman
    Title:    Founding Member

BLACKSTONE FC CAPITAL PARTNERS IV-A L.P.

By:  BMA IV FCC L.L.C., its general member

By:      /s/ Stephen A. Schwarzman
    Name:  Stephen A. Schwarzman
    Title:    Founding Member

BLACKSTONE FAMILY FCC L.L.C.

By:  BMA IV FCC L.L.C., its managing member

By:      /s/ Stephen A. Schwarzman
    Name:  Stephen A. Schwarzman
    Title:    Founding Member

BLACKSTONE PARTICIPATION FCC L.L.C.

By:  BCMA FCC L.L.C., its managing partner

By:      /s/ Stephen A. Schwarzman
    Name:  Stephen A. Schwarzman
    Title:    Founding Member

BLACKSTONE COMMUNICATIONS FCC L.L.C.

By:  BCMA FCC L.L.C., its managing member

By:      /s/ Stephen A. Schwarzman
    Name:  Stephen A. Schwarzman
    Title:    Founding Member